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                                                           For Immediate Release



INVESTOR RELATIONS CONTACT:                                  COMPANY CONTACT:
   Neil Berkman or Melanie Beeler                               Owen Farren
   Neil Berkman Associates                                      President & CEO
   (310) 277-5162                                               (856) 727-1500
   info@BerkmanAssociates.com                                   www.slpdq.com
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                       SL INDUSTRIES ANNOUNCES BANK WAIVER


         MT. LAUREL, NEW JERSEY, June 25, 2001 . . . SL INDUSTRIES, INC. (NYSE & PHLX:SL) announced today that it has obtained a waiver of its default on certain financial covenants in its revolving credit facility from its bank lenders. The credit facility has also been amended, in connection with the grant of the waiver, to require the Company to provide its lenders additional collateral. The waiver covers the fiscal quarters ending March 31, 2001, and June 30, 2001.

         Under the credit facility, as amended, the Company is required to pay its lenders certain additional fees, as well as an increased interest rate. The Company has also agreed to apply the net proceeds from the sale of any material line of its business to repay loans outstanding under the credit facility, and to reduce the size of the credit facility pursuant to a predetermined formula in connection with any such sale.

         Owen Farren, President and Chief Executive Officer, stated, "We are pleased to have received a waiver from the Company's lenders. We will continue to work together as the Company addresses the challenges of the current business slowdown."

         Farren added, "The Company is presently in the process of evaluating bids from potential purchasers and anticipates inviting several groups to conduct due diligence reviews in June and July. By late July the Company expects to evaluate competing offers and recommend a course of action to maximize value for our shareholders."

ABOUT SL INDUSTRIES

         SL Industries, Inc. designs, manufactures and markets Power and Data Quality (PDQ) equipment and systems for industrial, medical, aerospace and consumer applications. For more information about SL Industries, Inc. and its products, please visit the Company's web site at www.SLpdq.com.

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FORWARD-LOOKING STATEMENTS

         This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.


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